Exhibit 10.7

545 Promenade du Centropolis, Suite 100 Laval, Québec, Canada H7T 0A3 neptunecorp.com	Tel. : +1 450 687 2262 Fax. : +1 450 687 2272 Toll-free : 1 888 664 9166

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

November 14, 2021

Michael Cammarata

146 Spyglass Lane

Jupiter, FL 33477

Re: Employment Agreement / Grant of Awards

Dear Michael,

Reference is made to the Employment Agreement, dated as of July 6, 2019 by and among you (“You” or the “Executive”) and Neptune Solutions Bien-Être Inc. and Neptune Holding USA, Inc. (collectively, the “Company”), as amended by that certain letter agreement dated as of January 4, 2021 (as amended, the “Existing Agreement”).

1.	In consideration of the Executive entering into this letter agreement (the “Second Amendment”), the Company and the Executive agree with the following two alternative approaches:

Approach “A”: If the Company announces (the “Announcement) its entry into a binding agreement with [***], as approved by the Board of Directors of the Company, on or before December 31, 2021, then:

•	The Company will pay the Executive a gross cash payment of US$6,884,353; and

•

Neptune Wellness Solutions Inc. (“Neptune Wellness”) will grant an award to the Executive of 8,500,000 options to purchase common shares of Neptune Wellness (the “Options”) with the following terms and conditions:

•	100% vested immediately upon grant;

•	Expiring 120 days following the date of grant;

•

Exercise price shall be equal to the 10-day volume weighted average price of the common shares of Neptune Wellness prior to the date of grant as reported by the higher of the TSX or Nasdaq (calculated by dividing the total value by the total volume of securities traded for the ten (10) trading days before the date of grant).

•	The Options will be granted promptly following the Announcement (and no later than two full trading days following the Announcement).

Approach “B”: If there is no Announcement on or before December 31, 2021, then:

•	Negotiation in good faith for up to 30 days following December 31, 2021, at the end of which time:

•

(i) on January 31, 2022, Neptune Wellness shall grant the Executive a gross amount of US$3,442,177 in vested restricted share units (the “RSUs”) pursuant to Neptune Wellness’ Equity Incentive Plan, with the aggregate number of shares determined by dividing US$3,442,177 by the 10-day volume weighted average price of the common shares of Neptune Wellness prior to January 31, 2022 as reported by the higher of the TSX or Nasdaq (calculated by dividing the total value by the total volume of securities traded for the ten (10) trading days before January 31, 2022) (the “1/31/2022 VWAP”); provided that, if the Company is not able to make the grant in full, then the Company shall pay the balance in cash on January 31, 2022; and

•

(ii) the Executive shall receive the gross amount of US$3,442,176 in the form of either vested RSUs, with the aggregate number of shares determined by dividing US$3,442,176 by the 1/31/2022 VWAP, or cash paid by the Company. Any RSUs or cash paid under this clause (ii) shall occur as soon as reasonably practicable after January 31, 2022 but no later than July 31, 2022.

•	The Executive’s right to receive the amounts hereunder shall survive the termination of employment of the Executive.

•	The Company shall use its best efforts ability to accelerate the grant and vesting of the RSUs, if applicable.

2.

The parties agree that, upon the satisfaction of either Approach “A” or “Approach “B”, the Company shall have no further obligation to the Executive with respect to Section 4.8(v) and Section 4.9(b) of the Existing Agreement with the respect only to the Executive’s third contractual year.

3.

For the avoidance of doubt, the foregoing does not limit the Company’s obligations to indemnify the Executive pursuant to any indemnity agreement entered into between the Executive and the Company or such other indemnification obligations as may be specified in the Company’s charter documents from time to time.

4.

Subject to the foregoing, all terms and conditions of the Existing Agreement (including Section 28.2 thereof) shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the parties thereto and the parties hereby reaffirm and ratify the Existing Agreement as amended by this Second Amendment.

With respect to all amounts payable hereunder, the Company shall withhold US taxes from all such amounts to the maximum extent permitted by law and provide the Executive the applicable net amount. The terms, provisions and conditions of this Second Amendment shall be binding upon and inure to the benefit of each respective party and their respective legal representatives, successors and assigns. The parties understand and agree that this Second Amendment is contingent upon approval by the Board of Directors of the Company. If this Second Amendment is not so approved, then the agreements made hereunder are null and void ab initio, and each of the parties fully reserve their rights under the Existing Agreement.

If the foregoing is acceptable, please execute where indicated below and return to the Company.

Sincerely,

NEPTUNE SOLUTIONS BIEN-ÊTRE INC.

/s/ Randy Weaver
Name: Randy Weaver
Title: Interim Chief Financial Officer

NEPTUNE HOLDINGS USA, INC.

/s/ Randy Weaver
Name: Randy Weaver
Title: Interim Chief Financial Officer

Accepted and Agreed:

/s/ Michael Cammarata
Michael Cammarata